Exhibit 5.1

Stibbe	Amsterdam Brussels London New York

ASM International N.V.

Jan van Eijcklaan 10

3723 BC BILTHOVEN

The Netherlands

2 October 2003

Form F-3 Registration Statement

Dear Sirs,

1.	We are providing this opinion in connection with the Form F-3 filed on 2 October 2003 (the “Registration Statement”) by ASM International N.V., a public limited company organized under the laws of the Netherlands (the “Company”), with the Securities and Exchange Commission, under the Securities Act of 1933, as amended.

Terms defined in the Indenture (as defined in paragraph 2(e) below) have the same meaning in this opinion unless otherwise defined herein or unless the context otherwise requires.

2.	We have examined and relied upon photocopies or facsimile copies or originals or copies received by electronic means of the following documents:

(a)	an extract from the Trade Register of the Chamber of Commerce and Industry in Utrecht in respect of the Company dated the date hereof;

(b)	the deed of incorporation of the Company dated 4 March 1968 and its articles of association (statuten) as amended on 31 October 2001, which according to the extract from the Trade Register referred to in paragraph 2 (a) above are the articles of association of the Company as currently in force;

(c)	a resolution of the Managing Board of the Company dated 28 April 2003 authorising, inter alia, the offering and sale of the Notes and the issuance of the Common Shares to be issued upon conversion of the Notes and entering into, inter alia, the Indenture by the Company;

Advocaten and notarissen

Stibbetoren    2001 Strawinskylaan    1077 ZZ Amsterdam    P.O. Box 75640    1070 AP Amsterdam

T +31 20 546 06 06    F +31 20 546 01 23    info@stibbe.nl    www.stibbe.com

[GRAPHIC] Stibbe in association with Gleiss Lutz and Herbert Smith

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In The Netherlands the practice is conducted by the Netherlands partnership Stibbe, a partnership including private limited liability companies. All services are subject to the general condition of Stibbe, which provide for a limitation of liability. The general conditions are available upon request.

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(d)	a resolution of the Supervisory Board of the Company dated 28 April 2003, approving the resolutions of the Managing Board of the Company referred to in paragraph 2(c) above;

(e)	the Indenture dated as of 6 May 2003 (the “Indenture”), executed by the Company and Citibank, N.A. (the “Trustee”);

(f)	the Registration Statement;

and such other documents as we have deemed appropriate to enable us to issue this opinion.

3.	In rendering this opinion we have assumed:

(i)	the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity and completeness of all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or facsimile copies or copies transmitted by electronic means;

(ii)	(i) the power, capacity and authority of all parties thereto other than the Company to enter into and execute the Indenture and to issue the Notes; (ii) that the Indenture and the Notes have been duly authorized by each of the parties thereto other than the Company; and (iii) that the Indenture and the Notes have been validly executed and delivered (where such concept is legally relevant) by each of the parties thereto, in accordance with its terms under all applicable laws, including the laws of the State of New York, by which the Indenture and the Notes are expressed or held to be governed other than the laws of the Netherlands;

(iii)	that the choice of the laws of the State of New York to govern the Indenture and the Notes is valid under such laws and under the laws of any other applicable jurisdiction other than the Netherlands and will be recognized and given effect to by the courts in and of the State of New York and the courts of such other jurisdictions other than the Netherlands;

(iv)	that the Indenture and the Notes constitute legal, valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms, under all applicable laws (other than the laws of the Netherlands), including the laws of the State of New York, by which the Indenture and the Notes are expressed to be governed;

(v)	that any and all authorizations and consents of, or filings with, or notifications to, any public authority or other relevant body or person in or of any jurisdiction other

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than the Netherlands which may be required in respect of the offering of the Notes or the execution or performance of the Indenture have been or will be obtained or made, as the case may be;

(vi)	that as at the date hereof the extract received from the Trade Register referred to under 2 (a) above is accurate and complete and consistent with the information contained in the files kept by the Trade Register with respect to the Company;

(vii)	that the general meeting of shareholders of the Company has not adopted a resolution to dissolve (ontbinden) the Company and that the Company has not been granted suspension of payments (surséance van betaling) and has not been declared bankrupt (failliet verklaard); although not constituting conclusive evidence, this assumption is supported by the contents of the extract from the Trade Register referred to under 2 (a) above, which did not reveal any information which would render this assumption to be untrue;

(viii)	that, to the extent that any of the provisions of the Indenture would constitute an irrevocable power of attorney granted by any party thereto within the meaning of section 3:74 of the Netherlands Civil Code, such power of attorney aims at the performance of a legal act (strekt tot het verrichten van een rechtshandeling) in the interests of the proxy or a third party;

(ix)	that the resolutions referred to under 2 (c) and 2 (d) above have not been revoked or rescinded and are in full force and effect as at the date thereof;

(x)	that the Company does not qualify as a “credit institution” and that, if it should, it is exempt and for the duration of the Indenture will continue to be exempt under the provisions of the Exemption Regulation dated 26 June 2002 relating to the Act on the Supervision of the Credit System 1992 (Vrijstellingsregeling wet toezicht kredietwezen 1992) from the prohibition of operating without a banking license laid down in section 6 subsection 1 of such Act and that the Company will at all relevant times be duly in compliance with the applicable requirements under such Exemption Regulation;

(xi)	that none of the proceeds of the offering and sale of the Notes have been or will be used for the purpose of financing the acquisition of any shares in the capital of the Company within the meaning of section 2:98c of the Netherlands Civil Code;

(xii)	that when executing the Indenture and offering, sale and issuance of the Notes, there was no conflict of interest between the Company and one or more of its managing directors within the meaning of section 2:146 of the Netherlands Civil Code;

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(xiii)	that the Notes have not been and shall not be offered, transferred or sold in or from the Netherlands, whether directly or indirectly, to any individual or legal entity other than to individuals or legal entities who or which trade in or invest in securities in the conduct of their profession or trade, and that to the extent there are any documents or advertisements relating to the offering, sale and transfer of the Notes, such documents contain or will contain a similar selling restriction;

(xiv)	that the shareholders of the Company will continue to resolve to authorize the Managing Board to issue, set the price and determine other conditions of the issuance of Common Shares, for overlapping consecutive periods of eighteen months, such as approved at the 2003 annual general meeting of shareholders; and

(xv)	that, to the extent applicable, the Company has complied and shall continue to comply (a) with reporting requirements to the Dutch Central Bank under the Act on Financial Foreign Relations (Wet financiële betrekkingen buitenland) of 25 March 1994 and the rules promulgated thereunder, (b) with reporting requirements to the Dutch Securities Board (Autoriteit Financiële Markten) pursuant to the Major Holdings in Listed Companies Disclosure Act 1996 (Wet melding zeggenschap in ter beurze genoteerde vennootschappen 1996) (although non-compliance with such reporting requirements would not affect the enforceability of the obligations of the Company under the Indenture or the Notes), (c) with all filing requirements in the Netherlands pursuant to the Trade Register Act (Handelsregisterwet), (d) with reporting and filing requirements pursuant to the Act on the Supervision of Securities Trade 1995 (Wet toezicht effectenverkeer) and the Euronext Amsterdam Listing Rules, and (e) with the filing requirement pursuant to the Exemption Regulation dated 26 June 2002 relating to the Act on the Supervision of the Credit System 1992 (Vrijstellingsregeling wet toezicht kredietwezen 1992) as referred to under 3 (x) above.

4.	We have not investigated the laws of any jurisdiction other than the Netherlands. This opinion is limited to matters of the laws of the Netherlands as they presently stand and as they are interpreted in case law of the courts of the Netherlands published in printed form as at the date of this opinion letter. We do not express any opinion with respect to any public international law or on the rules of or promulgated under any treaty or by any treaty organisation, including any EU law provisions having direct effect. We express no opinion about matters of taxation.

5.	Based upon and subject to the foregoing and to the further qualifications, limitations and exceptions set forth herein, and subject to any factual matters not disclosed to us and inconsistent with the information revealed by the documents reviewed by us in the course of our examination referred to above, having regard to such legal considerations

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of Netherlands law as we deem relevant to enable us to give this opinion, we are as at the date hereof of the following opinion:

(i)	the Company has been duly organized and is validly existing under the laws of the Netherlands as a public limited liability company (naamloze vennootschap);

(ii)	the Company has all requisite corporate power and authority to enter into, deliver and perform its obligations under the Indenture and the Notes;

(iii)	the Indenture and the Notes have been duly authorized, and the Indenture has been validly executed, by the Company; the Indenture constitutes and, when executed and authenticated in accordance with the provisions of the Indenture, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effects of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally and equitable principles of general applicability;

(iv)	the Common Shares to be issued upon conversion of the Notes have been duly authorized and reserved and, when issued upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable and do currently not and, subject to the action referred to in assumption 3 (xiv) above being duly taken, will not require any further action by the shareholders of the Company.

6.	The opinions expressed above are subject to the following qualifications:

(a)	any reference in this opinion to the expressions “we”, “us” and/or “our” is a reference to a signatory (but not necessarily all signatories) of this opinion;

(b)	we express no opinion as to the accuracy of any representations or warranties given by the Company under or by virtue of the Indenture or the Notes, save if and insofar as the matters represented or warranted are the subject matter of specific opinions in this opinion letter;

(c)	the opinions expressed above are limited by any applicable fraudulent conveyance, bankruptcy (faillissement), suspension of payments (surséance van betaling), insolvency, moratorium, reorganisation, liquidation, suretyship or similar laws affecting the enforceability of rights of creditors generally (including rights of set off) in any applicable jurisdiction, including but not limited to section 3:45 of the Netherlands Civil Code and section 42 of the Netherlands Bankruptcy Code concerning fraudulent conveyance;

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(d)	the opinions expressed above are further subject to the effect of general principles of equity including (without limitation) the concepts of materiality, reasonableness and fairness (redelijkheid en billijkheid), imprévision, misrepresentation, good faith and fair dealing and subject to the concepts of error (dwaling) and fraud (bedrog);

(e)	when applying the laws of another jurisdiction, expressed in an agreement to be the governing law of that agreement, the courts of the Netherlands (assuming they have jurisdiction over the matter):

–	may give effect to the mandatory rules of the laws of another jurisdiction with which the situation has a close connection, if and to the extent that under the laws of the latter jurisdiction, those rules must be applied irrespective of the chosen law;

–	will apply the laws of the Netherlands in a situation where they are mandatory irrespective of the law otherwise applicable to the relevant agreement;

–	may refuse to apply the laws of another jurisdiction if such application is manifestly incompatible with public policy of the Netherlands; and

–	shall have regard to the law of the jurisdiction where the performance takes or is to take place in relation to the manner or performance and the steps to be taken in the event of defective performance;

(f)	under the laws of the Netherlands a power of attorney (volmacht) or mandate (lastgeving) will no longer be valid or enforceable as a matter of law upon the grantor of the power of attorney or the mandate being declared bankrupt or being granted suspension of payments (surséance van betaling); insofar as any provision of the Indenture expressly or implicitly provides for or constitutes a power of attorney or mandate, the validity of the same is similarly qualified;

(g)	service of process of any proceedings before the courts of, and enforcement of judgments in, the Netherlands must be performed in accordance with applicable Netherlands rules of civil procedure;

(h)	under the laws of the Netherlands the remedy of specific performance is not generally available;

(i)	a judgment which is enforceable by execution in the United States of America and has been obtained against the Company in relation to the Indenture or the Notes in a court of the United States of America will not be enforceable in the

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Netherlands without re-litigation in the absence of a treaty between the Netherlands and United States of America with respect to the mutual recognition and enforcement of civil judgments. However, under current practice, the courts of the Netherlands may be expected to render a judgment in accordance with the judgment of the relevant foreign court, provided that such judgment has not been rendered in violation of elementary principles of fair trial and is not contrary to the public policy of the Netherlands and further provided that such judgment is a final judgment and has been rendered by a court which has established its jurisdiction vis-à-vis the Company on the basis of a valid submission by the Company to the jurisdiction of such court; we must reserve our opinion as to whether this practice extends to default judgments as well; we note that the Indenture does not contain a submission by the Company to the jurisdiction of any United States court;

(j)	the concepts of “trust” and “delivery of documents” as known under United States or New York law are not known as such under the laws of the Netherlands; and

(k)	the Company will have to comply with the Rules and Regulations (Fondsenreglement) of Euronext Amsterdam N.V., which may include an obligation to the Company to publish a prospectus.

7.	In this opinion Netherlands legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Netherlands law and will be brought before a court in the Netherlands.

8.	We assume no obligation to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge occurring after the date hereof which may affect this opinion in any respect. This opinion is addressed to you and given for your sole benefit for the purposes of the Registration Statement only and may not be disclosed or quoted to or relied upon by any other person other than yourself, or be used for any other purpose, without our prior written consent in each instance. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the Prospectus constituting part of the Registration Statement, provided, however, that by so consenting, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

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Yours faithfully,

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/s/ J. WILLEUMIER	/s/ A.C. METZELAAR
J. Willeumier	A.C. Metzelaar